Exhibit 10.3

SUB-LICENSE AGREEMENT

between

HELICOS BIOSCIENCES CORPORATION, c/o Verdolino & Lowey, P.C., 124 Washington

Street, Foxborough, Massachusetts 02035

(hereinafter referred to as “HELICOS”)

and

SEQLL, LLC, 866 East 5th Street, Unit 2, Boston, MA 02127, USA

(hereinafter referred to as “SUBLICENSEE”)

PREAMBLE

HELICOS is debtor in possession in the case under Chapter 11 of the United States Bankruptcy Code entitled In re Helicos Biosciences Corporation, Case No. 12-19091 — FJB (the “Chapter 11 Case”), pending in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the “Court”).

HELICOS holds as an asset a certain License (as amended, the “License”) from Arizona Science and Technology Enterprises LLC, d/b/a Arizona Technology Enterprises (“AZTE”) of Scottsdale, AZ, of the patents and patent applications which are listed, to the best of Helicos’ knowledge without input from its intellectual property counsel, in Appendix A, as well as any continuation, continuation-in-part, division, extension, reissue, re-examination or substitution thereof and any patent issuing on any of the foregoing, and any and all foreign patents and patent applications claiming priority thereto (collectively, the “Licensed Patents”),

As part of the Chapter 11 Case, HELICOS and AZTE have entered into, and will submit for approval to the Court a certain “Stipulation of Settlement with Arizona Technology Enterprises”, whereby, inter alia, subject to receipt of the payment required thereunder, AZTE consents to this Sub-License Agreement and agreed that after the License is terminated pursuant to such Stipulation, AZTE will honor the terms of this Sub-License Agreement.

On March 5, 2013, Helicos filed a Motion to (i) Sell Certain Assets Free and Clear (ii) Assign Certain Obligations and (iii) Grant Non-Exclusive License (the “Sale Motion”) [Docket No. 96] in connection with the Helicos’ Chapter 11 Case, seeking authority (a) to sell certain equipment, supplies and related assets free and clear of liens, claims and other interests, (b) to assign certain obligations and the right to any revenue associated therewith, and (c) to grant a non-exclusive license to certain intellectual property owned by Helicos.

On March 14, 2013, the United States Bankruptcy Court for the District of Massachusetts entered an Order allowing the Sale Motion [Docket No. 112] (the “Sale Order”).

HELICOS desires to sub-license the Licensed Patents to SUBLICENSEE, and SUBLICENSEE wishes to obtain such a sub-license solely for the purpose of allowing the SUBLICENSEEE to engage in contract gene sequencing, supporting HELICOS’ customer base and potentially making improvements to the HELICOS’ existing technology, all on the terms and conditions below.

NOW THEREFORE, in consideration of the mutual obligations set forth in the terms and conditions below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            Definitions

In this Sub-License Agreement, unless the context otherwise requires:

1.1       “Affiliate” shall mean any corporation, partnership or other business organization that directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, Licensee. “Control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to direct the management and policies of such entity.

1.2       “Field” shall mean nucleic acid sequencing-by-synthesis utilizing detection of optically-labelled nucleotides used solely for the purpose of allowing the SUBLICENSEEE to engage in contract gene sequencing, supporting HELICOS’ customer base and potentially making improvements to the HELICOS’ existing technology. SUBLICENSEE acknowledges that although HELICOS received rights to an “Expanded Field” of use in the First Amendment to License Agreement with AZTE, dated on or about August 23, 2011, SUBLICENSEE is not entitled to use the Licensed Patents in the Expanded Field, but only in the Field.

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1.3       “Licensed Process” shall mean any process that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Licensed Patents.

1.4       “Licensed Product” shall mean any product that would, in the absence of the licenses granted herein, infringe one or more Valid and Enforceable Claim of any of the Licensed Patents, or, that when used, would constitute practice of a Licensed Process.

1.5       “Territory” shall mean the world.

1.6       “Valid and Enforceable Claim” shall mean a claim of an issued patent in the Licensed Patents that has not been held to be invalid or unenforceable by a court or other governmental agency of competent jurisdiction over such issued patent in a proceeding from which no appeal can be or has been taken.

1.7       “Patent Applications” shall mean the patent applications listed, to the best of Helicos’ knowledge without input from its intellectual property counsel, in Appendix A.

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2.           Grant

2.1       HELICOS hereby grants to SUBLICENSEE and SUBLICENSEE hereby accepts a non-exclusive sub-license (the “Sub-License”) under the Licensed Patents to make, have made, use, have used, offer for sale, have offered for sale, sell, have sold, import and have imported, lease or have leased Licensed Products, and practice or have practiced Licensed Processes in the Territory for the life of the Licensed Patents, in the Field only. SUBLICENSEE shall not have the right to sub-license the Licensed Patents to any third party or to make any assignment of this Sub-License, and any such attempted sub-license or assignment shall constitute a material breach of this Sub-License, provided, however, that SUBLICENSEE shall be deemed to sub-license (with permission) to each and every entity that is an SUBLICENSEE Affiliate, but solely for the period when such entity has such status.

3.           Taxes

3.1        Taxes, if any, levied on HELICOS by a government of any country on payments made by SUBLICENSEE to HELICOS hereunder shall be borne by HELICOS. There shall be no deduction from amounts payable under this Sub-License Agreement for any amount of withholding tax owed by SUBLICENSEE for which SUBLICENSEE is entitled to a rebate.

4.           Enforcement of Licensed Patents

4.1        AZTE shall have the sole and exclusive right, but not the obligation, to enforce its rights and those of SUBLICENSEE in the Licensed Patents against any third party infringement.

5.           No Obligations of HELICOS or AZTE

5.1       Notwithstanding anything to the contrary in this Sub-License Agreement, neither HELICOS nor AZTE shall have any obligation whatsoever under this Sub-License Agreement, including to prosecute any patent application or to maintain any Licensed Patent by payment of fees to any governmental entity.

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6.            Term and Termination

6.1         In the event that SUBLICENSEE materially defaults in the performance of its obligations hereunder, HELICOS (before the License Termination) or AZTE (after the License Termination) shall have the right to give SUBLICENSEE written notice requiring it to cure such default. If the default is not remedied within thirty (30) days after receipt of such notice, the notifying party shall be entitled to terminate this Sub-License Agreement by giving notice to take effect immediately.

6.2         This Sub-License Agreement shall automatically terminate if SUBLICENSEE dissolves or ceases to conduct its business, if SUBLICENSEE files a petition in bankruptcy or insolvency or applies for the appointment of receiver or trustee concerning its assets, or if SUBLICENSEE is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after its filing.

6.3         The parties’ respective obligations under Section 3, 4, 6, 7, 8 and 9 shall survive termination of this Agreement, whether by expiration or otherwise for any reason.

7.            Representations and Warranties

7.1         HELICOS represents and warrants to SUBLICENSEE that:

a)	Pursuant to the Sale Order, it has the right to enter into this Sub-License of the Licensed Patents;

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7.2         SUBLICENSEE represents and warrants to HELICOS that:

a)	SUBLICENSEE is a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts, and has all requisite corporate power and authority to execute, deliver, and perform its obligations under this Sub-License Agreement and to consummate the transactions contemplated thereby; and

b)	this Sub-License Agreement does not and will not conflict with, contravene, or constitute a default under or violation of any provision of applicable law binding upon SUBLICENSEE, or any agreement, commitment, instrument or other arrangement to which SUBLICENSEE is a party or by which it is bound.

7.3       HELICOS PROVIDES THE SUB-LICENSE OF THE LICENSED PATENTS TO SUBLICENSEE ON AN “AS IS” BASIS ONLY. WITHOUT LIMITING THE FOREGOING, HELICOS DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE LICENSED PATENTS OR THE USE THEREOF, AND HELICOS SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND HELICOS DOES NOT ASSUME ANY RESPONSIBILITY WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY SUBLICENSEE or SUBLICENSEE AFFILIATE OF LICENSED PRODUCTS. SUBLICENSEE has not relied on any oral or written statements or any other materials provided by HELICOS or AZTE in connection with this Sub-License Agreement and SUBLICENSEE represents that the decision to enter into this Sub-License Agreement is based solely on SUBLICENSEE’s independent due diligence.

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7.4       Neither HELICOS nor AZTE shall have any liability or obligation in respect of any infringement of any patent or other right of third parties due to SUBLICENSEE’s activities under the Sub-License or otherwise. In no event shall HELICOS or AZTE be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Licensed Products regardless of the legal theory. The limitations on liability contained in this Article apply even though HELICOS or AZTE may have been advised of the possibility of such damage.

7.5       SUBLICENSEE hereby agrees to indemnify, defend, save and hold HELICOS and AZTE, their members, managers, directors, officers, employees, and agents, ASU, the ASU Foundation, and their respective regents, directors, officers, employees and agents, and the State of Arizona, harmless from and against any third party claims, demands, or actions alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensed Patents or Licensed Products by SUBLICENSEE, its customers or end-users, however the same may arise. SUBLICENSEE shall not, and shall require that its Affiliates not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to AZTE or ASU, are inconsistent with any disclaimer or limitation included in this Section 7.

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7.6       SUBLICENSEE shall in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Patents, exercise at least the same degree of diligence which any reasonable and prudent manufacturer exercises in the investigation, testing, and solicitation of government approvals for an invention of similar class or utility invented by employees of and owned by the manufacturer.

8.           Miscellaneous

8.1       This Sub-License Agreement and the Sub-License granted herein shall not be assigned by SUBLICENSEE, and SUBLICENSEE shall not delegate its obligations hereunder, to any party without the prior written consent of HELICOS and AZTE, which consent may be withheld in the sole business judgment of HELICOS and/or AZTE.

8.2       This Sub-License Agreement constitutes the entire agreement between the parties and supersedes all previous agreements, understandings and arrangements, whether written or oral, with respect to the subject matter hereof.

8.3       No amendments, changes, modifications or alterations of this Sub-License Agreement shall be binding upon either party unless in writing and signed by both parties.

8.4       Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike or riot, provided that the nonperforming party uses commercially reasonable efforts to remove such causes of non-performance and continues performance under this Sub-License Agreement with reasonable dispatch whenever such causes are removed.

8.5       All titles and captions in this Sub-License Agreement are for convenience only and shall not be interpreted as having any substantive meaning.

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8.6       In the event that a court of competent jurisdiction holds that a particular provision or requirement of this Sub-License Agreement is in violation of any law, such provision or requirement shall not be enforced but replaced by a valid and enforceable provision or requirement which will achieve as far as possible the business intentions of the parties. All other provisions and requirements of this Sub-License Agreement, however, shall remain in full force, and effect.

8.7       Neither party will issue any press release or other public announcements relating to this Sub-License Agreement without obtaining the other party’s written approval (other than as required by law) which approval will not be unreasonably withheld.

8.8       This Sub-License Agreement and the grant of the license described herein are subject to the terms of the Bayh-Dole Act, 35 U.S.C. 200-212, and its applicable regulations and the rules of the Arizona Board of Regents.

8.9       AZTE is made a third party beneficiary of this Sub-License Agreement. Notwithstanding anything to the contrary contained in this Sub-License Agreement, (a) AZTE shall have no executory obligations whatsoever to SUBLICENSEE, and (b) following the License Termination (i) this Sub-License Agreement shall remain in full force and effect, (ii) HELICOS will have no further rights or obligations under the Sub-License Agreement, (iii) AZTE shall have the rights but not any obligations of HELICOS under the Sub-License Agreement, and (iv) to the extent that the consent of HELICOS is required, the consent of AZTE shall instead be required.

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9.           Confidentiality

9.1       SUBLICENSEE and HELICOS agree that the content of this Sub-License Agreement as well as any financial or other information that either party may learn from the other during the term of this Sub-License Agreement shall be treated confidentially by both SUBLICENSEE and HELICOS.

9.2        In the event of scientific discussions between HELICOS, AZTE, ASU and its employees and SUBLICENSEE, or any of them, whether orally or in writing, the parties mutually agree to maintain in confidence any Confidential Information exchanged between them. For purposes of this Section, Confidential Information shall be any disclosure of proprietary information by one entity to the other that is marked or, in the case of oral disclosure is confirmed in writing within thirty (30) days of such disclosure, as being confidential information of the entity. The parties mutually agree not to disclose such Confidential Information to any third party. Confidential Information under this Section shall not include any information that is or becomes publicly available without breach of this Section or information that is known to the party receiving it prior to disclosure by the disclosing entity.

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9.3       Notwithstanding the provisions of Section 9, ASU and HELICOS and its Affiliates reserve the right to publish (and teach) information of scientific importance; provided, however, that (a) the know-how or the material part of it shall, prior to such publication, have been made the subject of a United States patent application, or (b) the other party shall have given its prior written agreement to the publication without filing a patent application. Each party shall furnish the other party with a copy of every relevant publication by the first party pursuant to this Article, prior to publication of the information. The other party receiving the intended publication shall have thirty (30) days from receipt of the intended publication to indicate to the party intending publication any reasonable revisions or deletions it deems necessary to protect its proprietary rights or to avoid publication of any information which may prejudice or jeopardize potential patent rights, and the party intending publication agrees to make revisions or deletions. Submission of the intended publication may be delayed for an additional forty-five (45) days following the initial thirty (30) day period for the purposes of preparing related patent applications if in the reasonable judgment of one of the parties these patent applications are considered necessary and disclosure would jeopardize potential protection.

10.          Notices

Any notice required or permitted to be given under this Sub-License Agreement shall be considered properly given if sent by mail, facsimile, or courier delivery to the respective address of each party as follows:

If to HELICOS:	HELICOS BIOSCIENCES CORPORATION
c/o Murtha Cullina LLP
99 High Street
Boston, MA 02110, U.S.A.
Attn: Daniel C. Cohn
Fax: 617-210-7058

If to AZTE:	Arizona Technology Enterprises
The Brickyard, Suite 601
699 S. Mill Avenue
Tempe, AZ 85281
Attn: Andrew Wooten
Fax: 480-965-0421

If to SUBLICENSEE:	SEQLL, LLC
866 East 5th Street
Unit 2
Boston, MA 02127 USA
Attn: Daniel R. Jones
Fax: ___________

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11.         Governing Law and Jurisdiction

Any dispute under this Sub-License Agreement shall be adjudicated under the laws of the Commonwealth of Massachusetts without regard to its choice of law principles. Both parties to this Sub-License Agreement agree to submit to the exclusive jurisdiction of the Federal District Court in Massachusetts and further agree that such court has personal jurisdiction over the parties.

HELICOS BIOSCIENCES CORP.	SEQLL, LLC

By:	/s/ Jeffrey R. Moore	By:	/s/ Daniel R. Jones

Name:	Jeffrey R. Moore	Name:	Daniel R. Jones

Title:	SVP & CFO	Title:

Date:	3/15/2013	Date:	3/15/13

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Appendix A

HELI #	Pat / App #	Inventor	Representative claim

HEL1- 035/02US Sequencing method	6,780,591	Williams

A method of DNA sequencing comprising the steps of: (a) providing a template system comprising at least one nucleic acid molecule of unknown sequence hybridized to a primer oligonucleotide in the presence of a DNA polymerase with reduce exonuclease activity; (b) contacting the template system with a single type of deoxyribonucleotide under conditions which allow extension of the primer by incorporation of at least one deoxyribonucleotide having a fluorescent moiety to the 3’ end of the primer to form an extended primer; (c) detecting whether extension of the primer has occurred by detecting a fluorescent signal emitted by the fluorescent moiety, and further comprising.destroying the fluorescent signal without removal of the fluorescent moiety; (d) detecting the number of deoxyribonucleotides incorporated into the primer; (e) removing unincorporated deoxyribonucleotide; and (f) repeating steps (a) through (e) to determine the nucleotide sequence of the nucleic acid molecule.

HELI- 035/03US Sequencing method	7,037,687	Williams

A method of nucleic acid sequencing, the method comprising the steps of: (a) providing a nucleic acid template/primer system comprising individual template/primer duplexes immobilized on a surface; (b) exposing said individual template/primer duplexes to a polymerase and one or more type of nucleotide comprising an optically-detectable label, wherein said optically-detectable label is not attached to the 3’ position of the sugar moiety of said nucleotide; (c) removing nucleotide that is not incorporated into a primer; (d) detecting incorporated nucleotide by the presence of said label; (e) removing said label from said incorporated nucleotide; (f) repeating steps (b) through (e) at least once with a different type of nucleotide comprising an optically-detectable label for incorporation into said primer; and (g) determining a nucleic acid sequence based upon said incorporated nucleotides.

HELl- 035/04US Sequencing method	7,645,596	Williams	A method for sequencing nucleic acid, the method comprising the steps of: hybridizing nucleic acid to a complementary nucleic acid sequence to form one or more duplexes; adding at least one nucleotide comprising a detectable label to said duplex, wherein said nucleotide is not a dideoxy nucleotide and wherein said nucleotide has a free 3’ hydroxyl when added to said duplex; identifying said nucleotide comprising said detectable label; and repeating said adding and identifying steps, thereby to determine the sequence of said nucleic acid.

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HELI- 035/05US Sequencing method	7,875,440	Williams

A method of DNA sequencing comprising the steps of: (a) providing a template system comprising at least one nucleic acid molecule of unknown sequence hybridized to a primer oligonucleotide in the presence of a DNA polymerase with reduced exonuclease activity; (b) contacting the template system with a single type of deoxyribonucleotide under conditions which allow extension of the primer by incorporation of at least one deoxyribonucleotide to the 3’ end of the primer to form an extended primer; (c) observing the template system in order to detect whether extension of the primer has occurred; (d) detecting the number of deoxyribonucleotides incorporated into the primer; (e) removing unincorporated deoxyribonucleotide; and (f) repeating steps (a) through (e) to determine the nucleotide sequence of the nucleic acid molecule.

HELI- 035/07US	12/969872	Williams

A method of analyzing a nucleic acid molecule, the method comprising: (a) providing a template/primer duplex; (b) contacting the duplex with a single type of deoxyribonucleotide in the presence of a polymerase under conditions that allow extension of the primer by incorporation of at least one deoxyribonucleotide to the 3’ end of the primer, wherein the contacting occurs in a reaction cell; and (c) non-optically detecting in the reaction cell whether extension of the primer has occurred.

HELI- 035/08US	8,263,364	Williams

A method of nucleic acid sequencing, the method comprising the steps of: (a) on a solid phase, catalyzing incorporation of a nucleotide to a primer/template system with a polymerase by exposing said primer/template system to said polymerase and one or more types of nucleotides comprising an optically-detectable label, wherein said optically-detectable label is not attached to the 3’ hydroxyl of the sugar moiety of said nucleotide; (b) detecting incorporated nucleotide by the presence of said label; (c) removing said label from said incorporated nucleotide; (d) permitting steps (a) through (c) to occur multiple times so as to determine a nucleic acid sequence based upon said incorporated nucleotides.

HEL1- 035/09US	8,263,365	Williams	A method of DNA sequencing comprising: providing a) a DNA template system comprising a nucleic acid molecule hybridized to a universal primer oligonucleotide and a DNA polymerase enzyme, and b) at least one deoxyribonucleotide comprising a detectable fluorescent label that is not attached to the 3’ hydroxyl; extending under conditions wherein said DNA polymerase extends said primer oligonucleotide by at least one nucleotide base to form an extended primer; identifying said at least one nucleotide base on said extended primer by observing the DNA template system; and repeating said extending and identifying steps at least once to determine the nucleotide sequence of the nucleic acid molecule.

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HELI- 035/10US	13/099718	Williams	An apparatus for DNA sequencing comprising: (a) at least one reaction chamber including a DNA primer/template system which produces a detectable signal when a DNA polymerase enzyme incorporates a deoxyribonucleotide monophosphate onto the 3’ end of the primer strand; (b) a system for introducing into, and evacuating from, said reaction chamber at least one reagent selected from the group consisting of: buffers, electrolytes, DNA template, DNA primer, deoxyribonucleotides, and polymerase enzymes; and (c) a system for converting said detectable signal into an electrical signal based on an electrical potential generated, from said detectable signal.

HELI- 035/11US	8,216,514	Williams

An apparatus for DNA sequencing using chemically-modified dNTPs comprising: (a) at least one reaction chamber comprising a surface, wherein said reaction chamber comprises: i) a primer/template system comprising a template sequence hybridized to a universal primer, wherein said primer/template system is tethered to said surface; ii) an excess of chemically modified dNTPs, wherein said chemically modified dNTPs each comprise: A) a dNTP, b) a fluorescent label, and c) a chemically-cleavable linker between said dNTP and said fluorescent label; and iii) a polymerase mutant, wherein said polymerase mutant is capable of more efficiently incorporating said chemically modified dNTPs into said primer-template system than the corresponding wild-type enzyme; (b) a component for introducing into, and evacuating from, said reaction chamber at least one reagent selected from the group consisting of: buffers, electrolytes, DNA template, DNA primer, deoxyribonucleotides, and polymerase enzymes; (c) a component for illuminating said chemically modified dNTPs with optical radiation at a wavelength absorbed by said fluorescent label, and (d) a device capable of sensing fluorescence from said chemically modified dNTPs.

HELI- 035/12US	13/408458	Williams	A method of synchronizing enzyme-catalyzed extension of DNA primers during reactive sequencing, comprising the steps of: (a) providing one or more DNA template systems, each system comprising at least two nucleic acid molecules of identical but unknown sequence hybridized to identical primer oligonucleotides; (b) contacting the DNA template system with a single type of deoxyribonucleoside triphosphate in the presence of an exonuclease deficient DNA polymerase enzyme under conditions that allow extension of the primers at the 3’ ends by incorporation of at least one deoxyribonucleoside monophosphate, which is complementary to the adjacent DNA template base, to form extended primers; (c) determining the number of deoxyribonucleoside monophosphates incorporated at the 3’ ends of each of the extended primers by measuring the amplitude of an electrical signal; (d) identifying the type of the at least one incorporated deoxyribonucleoside monophosphate on each extended primer; (e) removing unincorporated deoxyribonucleoside triphosphate; (f) repeating steps (a) through (e) with each of the remaining three single types of deoxyribonucleoside triphosphates not used in step (b); and (g) repeating steps (a) through (f) thereby sequencing the DNA through synchronous extension of DNA primers.

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